News Release

Amkor Technology Reports Financial Results for the Fourth Quarter and Full Year 2013

Fourth Quarter 2013

•	Net sales $755 million

•	Gross margin 19.9%

•	Net income $41 million

•	Earnings per diluted share $0.18

Full Year 2013

•	Net sales $2.96 billion

•	Gross margin 18.4%, and adjusted gross margin 18.8%

•	Net income $109 million, and adjusted net income $119 million

•	Earnings per diluted share $0.50, and adjusted earnings per diluted share $0.54

CHANDLER, Ariz. - February 10, 2014 - Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor packaging and test services, today announced financial results for the fourth quarter ended December 31, 2013, with net sales of $755 million, net income of $41 million and earnings per diluted share of $0.18. For the full year 2013, Amkor reported net sales of $2.96 billion, net income of $109 million and earnings per diluted share of $0.50.

"2013 was a very good year for Amkor," said Steve Kelley, Amkor's president and chief executive officer. "Revenues grew by 7% to nearly $3 billion, a new record for the company. Gross margin improved by 160 basis points, and earnings per share increased 20%."

Selected financial information for the fourth quarter 2013 is as follows:

•	Net sales: $755 million, down 2% from $768 million in the prior quarter, and up 4% from $723 million in the fourth quarter of 2012

•	Gross margin of 19.9%, compared to adjusted gross margin of 19.7% in the prior quarter, and adjusted gross margin of 18.4% in the fourth quarter of 2012

•	Net income of $41 million, compared to adjusted net income of $35 million in the prior quarter, and adjusted net income of $27 million in the fourth quarter of 2012

•	Earnings per diluted share of $0.18, compared to adjusted earnings per diluted share of $0.15 in the prior quarter, and adjusted earnings per diluted share of $0.13 in the fourth quarter of 2012

Selected financial information for the full year 2013 is as follows:

•	Net sales: $2.96 billion, up 7% from $2.76 billion in 2012

•	Adjusted gross margin: 18.8%, compared to 17.2% in 2012

•	Adjusted net income: $119 million, compared to $94 million in 2012

•	Adjusted earnings per diluted share: $0.54, compared to $0.45 in 2012

The adjusted gross margin, adjusted net income and adjusted earnings per diluted share information presented above excludes loss contingency charges relating to our pending patent license litigation and are non-GAAP measures. The loss contingency charges are $56 million ($52 million, net of tax) in 2012 and $11 million ($10 million, net of tax) in 2013. Selected operating data for all periods discussed above, and a reconciliation to the comparable GAAP measures, are included in a section below before the financial statements.

"We delivered solid fourth quarter results with sales at the mid-point of our guidance, and gross margin and earnings per share at the high end," said Joanne Solomon, Amkor's executive vice president and chief financial officer. "Sales were down 2% sequentially as we saw the expected seasonal declines in the consumer and computing markets. Gross margin of 19.9% was consistent with the third quarter."

Cash and cash equivalents were $610 million, and total debt was $1.7 billion, at December 31, 2013.

Business Outlook

"Historically, the first quarter is our weakest quarter of the year, and 2014 fits that pattern," said Kelley. "We expect that first quarter revenues will be down 11% sequentially, mostly due to seasonality, but also because of continuing weakness in the high-end of the mobile device market. For the full year, we see sequential growth in the second quarter, followed by a strong second half tied to the launch of flagship mobile devices."

Based upon currently available information, we have the following expectations for the first quarter 2014:

•	Net sales of $650 million to $700 million, down 7% to 14% from the prior quarter

•	Gross margin of 14% to 17%

•	Net income of ($5 million) to $17 million, or ($0.02) per basic share to $0.08 per diluted share

•	Full year 2014 capital expenditures of around $450 million

Conference Call Information

Amkor will conduct a conference call on Monday, February 10, 2014, at 5:00 p.m. Eastern Time. This call may include material information not included in this press release. This call is being webcast and can be accessed at Amkor's website: www.amkor.com. You may also access the call by dialing 1-877-941-0844 or 1-480-629-9835. A replay of the call will be made available at Amkor's website or by dialing 1-800-406-7325 or 1-303-590-3030 (access pass code #4658626). The webcast is also being distributed over Thomson Reuters' Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters' individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Reuters' Individual Investor Network. Institutional investors can access the call via Thomson Reuters' password-protected event management site, Street Events (www.streetevents.com).

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company's filings with the Securities and Exchange Commission and at Amkor's website: www.amkor.com.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, all of the statements made under "Business Outlook" above. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:

•
the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters, including the final outcome in the pending patent license litigation and the impact of other legal proceedings;

•
with respect to the pending patent license litigation, the final amount we may owe could be more or less than the amount currently accrued, and we expect to record our estimate of interest accruing with the passage of time and may record additional charges as information develops or upon the issuance of new rulings in the case;

•	the highly unpredictable nature of the semiconductor industry;

•	the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers, including the uncertain macroeconomic environment;

•
the negative impact on economic growth resulting from the action or inaction of the U.S. government relating to federal income tax increases, the federal debt ceiling, the federal deficit, and government spending restrictions or shutdowns;

•	timing and volume of orders relative to production capacity and the inability to achieve high capacity utilization rates, control costs and improve profitability;

•
volatility of consumer demand and weakness in forecasts from our customers for products incorporating our semiconductor packages, including any slowdown in demand or changes in customer forecasts for smartphones or other mobile devices;

•	dependence on key customers and the impact of changes in our market share and prices for our services with those customers;

•
the performance of our business, economic and market conditions, the cash needs and investment opportunities for the business, the need for additional capacity and facilities to service customer demand and the availability of cash flow from operations or financing;

•
changes in tax rates and taxes as a result of changes in tax law, the jurisdictions in which our income is determined to be earned and taxed, the outcome of tax audits and tax ruling requests, our ability to realize deferred tax assets and the expiration of tax holidays;

•	curtailment of outsourcing by our customers;

•	our substantial indebtedness and restrictive covenants;

•	failure to realize sufficient cash flow or access to other sources of liquidity to fund capital additions;

•	the effects of an economic slowdown in China, the U.S. and other major economies worldwide;

•
disruptions in our business or deficiencies in our controls resulting from the integration of newly acquired operations or the implementation and security of, and changes to, our enterprise resource planning and other management information systems;

•	economic effects of terrorist attacks, natural disasters and military conflict;

•	competition, competitive pricing and declines in average selling prices;

•	fluctuations in manufacturing yields;

•	dependence on international operations and sales and exchange rate fluctuations;

•	dependence on raw material and equipment suppliers and changes in raw material and precious metal costs;

•	dependence on key personnel;

•	difficulties in managing growth and consolidating and integrating operations;

•	enforcement of and compliance with intellectual property rights;

•	environmental and other governmental regulations; and

•	technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2012 and in the company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contacts:

Amkor Technology, Inc.
Joanne Solomon
Executive Vice President & Chief Financial Officer
480-786-7878
joanne.solomon@amkor.com

Greg Johnson
Senior Director, Investor Relations and Corporate Communications
480-786-7594
greg.johnson@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

Beginning this quarter, we will report net sales data by the following categories: advanced products and mainstream products. We are also providing quarterly and annual net sales and packaged units for 2012 and 2013 under these revised net sales reporting categories at the Investor Relations section of our website at www.amkor.com.

	Q4 2013	Q3 2013	Q4 2012	2013	2012
Net Sales Data:
Net sales (in millions):
Advanced products*	$346	$349	$389	$1,451	$1,302
Mainstream products**	409	419	334	1,505	1,458
Total net sales	$755	$768	$723	$2,956	$2,760

Packaging services	85%	85%	87%	86%	88%
Test services	15%	15%	13%	14%	12%

Net sales from top ten customers	63%	63%	63%	63%	62%

Packaged units (in millions):
Advanced products*	816	746	592	2,845	1,567
Mainstream products**	3,261	3,101	1,658	10,060	6,928
Total packaged units	4,077	3,847	2,250	12,905	8,495

End Market Distribution Data (an approximation including representative devices and applications based on a sampling of our largest customers):
Communications (handsets, tablets, wireless LAN, handheld devices)	55%	53%	58%	56%	49%
Consumer (gaming, television, set top boxes, portable media, digital cameras)	14%	15%	17%	15%	21%
Computing (desk tops, PCs, hard disk drive, servers, displays, printers, peripherals)	9%	11%	8%	9%	11%
Networking (servers, routers, switches)	11%	11%	10%	10%	11%
Automotive, industrial and other	11%	10%	7%	10%	8%
Total	100%	100%	100%	100%	100%

Gross Margin Data:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Materials	37.2%	39.0%	42.2%	40.0%	43.2%
Labor	14.6%	14.1%	14.1%	14.4%	14.3%
Other manufacturing	28.3%	27.2%	25.3%	26.8%	25.3%
Loss contingency	—%	1.3%	2.8%	0.4%	1.8%
Gross margin	19.9%	18.4%	15.6%	18.4%	15.4%

*Advanced products include flip chip and wafer-level processing and related test services
**Mainstream products include wirebond packaging and related test services

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q4 2013	Q3 2013	Q4 2012	2013	2012
	(In millions, except per share data)
Earnings Before Interest Expense, Income Tax Expense, Depreciation and Amortization (EBITDA):
Net income attributable to Amkor	$41	$25	$7	$109	$42
Interest expense	26	27	27	106	98
Income tax expense	17	13	8	23	17
Depreciation and amortization	108	106	97	410	370
EBITDA***	$192	$171	$139	$648	$527

Free Cash Flow Data:
Net cash provided by operating activities	$182	$174	$105	$558	$389
Less purchases of property, plant and equipment	(164)	(179)	(153)	(567)	(534)
Free cash flow***	$18	$(5)	$(48)	$(9)	$(145)

Earnings per Share Data:
Net income attributable to Amkor - basic	$41	$25	$7	$109	$42
Adjustment for dilutive securities on net income:
Interest on 6.0% convertible notes due 2014, net of tax	1	1	—	9	16
Net income attributable to Amkor - diluted	$42	$26	$7	$118	$58

Weighted average shares outstanding - basic	216	216	152	187	160
Effect of dilutive securities:
6.0% convertible notes due 2014	19	19	—	48	83
Weighted average shares outstanding - diluted	235	235	152	235	243

Net income attributable to Amkor per common share:
Basic	$0.19	$0.12	$0.05	$0.58	$0.26
Diluted	$0.18	$0.11	$0.05	$0.50	$0.24

***We define EBITDA as net income attributable to Amkor before interest expense, income tax expense, depreciation and amortization. EBITDA is not defined by U.S. generally accepted accounting principles ("U.S. GAAP"). We believe EBITDA to be relevant and useful information to our investors because it provides them with additional information in assessing our financial operating results. Our management uses EBITDA in evaluating our operating performance, our ability to service debt and our ability to fund capital expenditures. However, EBITDA has certain limitations in that it does not reflect the impact of certain expenses on our consolidated statements of income, including interest expense, which is a necessary element of our costs because we have borrowed money in order to finance our operations, income tax expense, which is a necessary element of our costs because taxes are imposed by law, and depreciation and amortization, which is a necessary element of our costs because we use capital assets to generate income. EBITDA should be considered in addition to, and not as a substitute for, or superior to, operating income, net income or other measures of financial performance prepared in accordance with U.S. GAAP. Furthermore our definition of EBITDA may not be comparable to similarly titled measures reported by other companies.

We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by U.S. GAAP. We believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, free cash flow has certain limitations, including that it does not represent the residual cash flow available for discretionary expenditures since other, non-discretionary expenditures, such as mandatory debt service, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. This measure should be considered in addition to, and not as a substitute for, or superior to, other measures of liquidity or financial performance prepared in accordance with U.S. GAAP, such as net cash provided by operating activities. Furthermore, our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

AMKOR TECHNOLOGY, INC.
Selected Operating Data

In the press release above we provide adjusted gross margin, adjusted net income, adjusted earnings per diluted share and adjusted EBITDA for the years ended December 31, 2013 and 2012, respectively. We also provide adjusted gross margin, adjusted net income and adjusted earnings per diluted share for the quarters ended December 31, 2013 and 2012, respectively, and for the quarter ended September 30, 2013. We present these non-GAAP amounts to demonstrate the impact of the loss contingency we recognized for these periods, related to our pending patent license litigation. However, these measures have limitations, including that they exclude the charges accrued for the patent license litigation, which is an amount that the company may ultimately have to pay in cash. Furthermore, the factors affecting the calculation of the potential damages for the patent license litigation are complex and subject to determination by the arbitration panel and the courts. Therefore, the final amount of the loss may be more or less than the amount we have recognized. Accordingly, these measures that exclude the loss contingency should be considered in addition to, and not as a substitute for, or superior to, gross margin, operating income, net income and earnings per diluted share prepared in accordance with U.S. GAAP. Below is the reconciliation of adjusted gross margin, adjusted net income and adjusted earnings per diluted share to U.S. GAAP gross margin, net income and earnings per diluted share along with a reconciliation of EBITDA to adjusted EBITDA.

Non-GAAP Financial Measures Reconciliation:
	Q4 2013	Q3 2013	Q4 2012	2013	2012
Gross margin	19.9%	18.4%	15.6%	18.4%	15.4%
Plus: Loss contingency divided by net sales	—%	1.3%	2.8%	0.4%	1.8%
Adjusted gross margin	19.9%	19.7%	18.4%	18.8%	17.2%

	(In millions, except per share data)
Net income	$41	$25	$7	$109	$42
Plus: Loss contingency, net of tax	—	10	20	10	52
Adjusted net income	$41	$35	$27	$119	$94

Earnings per diluted share	$0.18	$0.11	$0.05	$0.50	$0.24
Plus: Loss contingency per diluted share	—	0.04	0.08	0.04	0.21
Adjusted earnings per diluted share	$0.18	$0.15	$0.13	$0.54	$0.45

EBITDA				$648	$527
Plus: Loss contingency				10	50
Adjusted EBITDA				$658	$577

Debt				$1,653	$1,545
Debt / adjusted EBITDA				2.5	2.7

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(In thousands, except per share data)
Net sales	$754,875	$722,656	$2,956,450	$2,759,546
Cost of sales	604,702	609,934	2,411,937	2,335,736
Gross profit	150,173	112,722	544,513	423,810
Selling, general and administrative	58,255	56,959	247,779	217,000
Research and development	17,364	13,354	64,625	54,118
Total operating expenses	75,619	70,313	312,404	271,118
Operating income	74,554	42,409	232,109	152,692
Interest expense	24,818	23,247	96,739	83,974
Interest expense, related party	1,242	3,492	9,169	13,969
Other (income) expense, net	(4,112)	177	2,214	638
Total other expense, net	21,948	26,916	108,122	98,581
Income before taxes and equity in earnings	52,606	15,493	123,987	54,111
Income tax expense	16,685	7,992	22,646	17,001
Income before equity in earnings	35,921	7,501	101,341	37,110
Equity in earnings of J-Devices	5,637	171	10,316	5,592
Net income	41,558	7,672	111,657	42,702
Net income attributable to noncontrolling interests	(720)	(526)	(2,361)	(884)
Net income attributable to Amkor	$40,838	$7,146	$109,296	$41,818

Net income attributable to Amkor per common share:
Basic	$0.19	$0.05	$0.58	$0.26
Diluted	$0.18	$0.05	$0.50	$0.24
Shares used in computing per common share amounts:
Basic	216,598	152,382	187,032	160,105
Diluted	235,297	152,382	235,330	243,004

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2013	2012
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$610,442	$413,048
Restricted cash	2,681	2,680
Accounts receivable:
Trade, net of allowances	382,037	389,699
Other	3,505	13,098
Inventories	200,423	227,439
Other current assets	33,328	45,444
Total current assets	1,232,416	1,091,408
Property, plant and equipment, net	2,006,553	1,819,969
Intangibles, net	3,189	4,766
Investments	105,214	38,690
Restricted cash	2,234	2,308
Other assets	77,692	68,074
Total assets	$3,427,298	$3,025,215

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$61,350	$—
Trade accounts payable	365,334	439,663
Accrued expenses	264,252	212,964
Total current liabilities	690,936	652,627
Long-term debt	1,516,390	1,320,000
Long-term debt, related party	75,000	225,000
Pension and severance obligations	165,073	139,379
Other non-current liabilities	14,959	21,415
Total liabilities	2,462,358	2,358,421
Equity:
Amkor stockholders' equity:
Preferred stock	—	—
Common stock	262	198
Additional paid-in capital	1,812,530	1,614,143
Accumulated deficit	(647,348)	(756,644)
Accumulated other comprehensive (loss) income	(255)	11,241
Treasury stock	(211,449)	(210,983)
Total Amkor stockholders' equity	953,740	657,955
Noncontrolling interests in subsidiaries	11,200	8,839
Total equity	964,940	666,794
Total liabilities and equity	$3,427,298	$3,025,215

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended December 31,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$111,657	$42,702
Depreciation and amortization	410,346	370,479
Loss on debt retirement, net	11,619	737
Other operating activities and non-cash items	(15,978)	3,914
Changes in assets and liabilities	39,892	(28,769)
Net cash provided by operating activities	557,536	389,063

Cash flows from investing activities:
Purchases of property, plant and equipment	(566,256)	(533,512)
Acquisition of business, net of cash acquired	(41,865)	—
Proceeds from the sale of property, plant and equipment	27,209	2,727
Payments from J-Devices	8,843	15,484
Investment in J-Devices	(67,372)	—
Other investing activities	(1,053)	(4,820)
Net cash used in investing activities	(640,494)	(520,121)

Cash flows from financing activities:
Borrowings under revolving credit facilities	5,000	—
Payments under revolving credit facilities	(5,000)	—
Borrowings under short-term debt	—	30,000
Payments of short-term debt	—	(50,000)
Proceeds from issuance of long-term debt	375,000	637,528
Payments of long-term debt	(80,000)	(420,116)
Payments for debt issuance costs	(3,216)	(6,007)
Payments for the retirement of debt	(11,619)	—
Payments for repurchase of common stock	—	(80,946)
Proceeds from issuance of stock through share-based compensation plans	446	182
Payments of tax withholding for restricted shares	(466)	(609)
Net cash provided by financing activities	280,145	110,032

Effect of exchange rate fluctuations on cash and cash equivalents	207	(557)

Net increase (decrease) in cash and cash equivalents	197,394	(21,583)
Cash and cash equivalents, beginning of period	413,048	434,631
Cash and cash equivalents, end of period	$610,442	$413,048